UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2025

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one-tenth of one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Private Placement Transaction

On October 24, 2025, Celularity Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell in private placement transactions (each, a “Private Placement”), in up to three tranches, shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) with an aggregate stated value of up to $6,666,667, and accompanying warrants to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Warrants” and, together with the Series A Preferred Stock, the “Securities”).

Under the Purchase Agreement, the Series A Preferred Stock will be issued and sold at a purchase price equal to 90% of the stated value, with each Preferred Share having a stated value of $1.111111 per share, and the Warrants will be issued for no additional consideration. Each Warrant will entitle the Investor to purchase a number of shares of Common Stock equal to 25% of the respective tranche purchase price divided by 95% of the lowest volume weighted average price (“VWAP”) during the seven trading days prior to the applicable closing, with an initial exercise price of $3.00 per share, subject to adjustment as set forth in the Warrant.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of October 24, 2025, with the Investor, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock underlying the Series A Preferred Stock (the “Conversion Shares”) and Warrants no later than thirty (30) days after the date of the Registration Rights Agreement, and to use reasonable best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than ninety (90) days following the date of the Registration Rights Agreement.

Pursuant to the Purchase Agreement, the Company also entered into (i) a security agreement (the “Security Agreement”) dated as of October 24, 2024, with the Investor, pursuant to which the Company granted the Investor a first priority security interest in certain assets of the Company, securing the Company’s obligations under certain circumstances; and (ii) a form of exchange promissory note (the “Exchange Note”) dated as of October 24, 2025, issuable to the Investor upon a triggering event as defined in the Purchase Agreement. by and between the Company and Investor.

Subject to shareholder approval under NASDAQ rules, the Series A Preferred Stock are convertible into Common Stock at the lower of (i) 110% of the closing price immediately prior to issuance or (ii) 95% of the lowest closing VWAP over the seven trading days prior to conversion, but not less than a floor price of $1.60 per share, subject to adjustments as described in the Certificate of Designations.

Closings under the Purchase Agreement will occur in up to three tranches as follows:

●	Initial Tranche: $2,000,000 in gross proceeds (90% of $2,222,222 Stated Value)
●	Second Tranche: $2,000,000 in gross proceeds (90% of $2,222,222 Stated Value), subject to the effectiveness of a resale Registration Statement for the Initial Tranche securities and satisfaction of other closing conditions
●	Third Tranche: $2,000,000 in gross proceeds (90% of $2,222,222 Stated Value), at the Investor’s option

The closing of the Initial Tranche took place on October 24, 2025. The gross proceeds to the Company from the Private Placement are expected to be approximately $2 million, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for working capital and general corporate purposes.

The Purchase Agreement, Warrant, the Registration Rights Agreement, Security Agreement and Exchange Promissory Note contain customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing summaries of the Purchase Agreement, Warrant, Registration Rights Agreement, Security Agreement, and Exchange Promissory Note do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as exhibits to this Current Report and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuance of Series A Preferred Stock and Warrants described above was made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, as transactions not involving a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 24, 2025, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, designating 6,000,000 shares of Series A Preferred Stock, out of the Company’s authorized preferred stock.

The Certificate of Designation establishes the following rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series A Preferred Stock:

Dividends. Holders of Series A Preferred Stock are entitled to receive dividends at a rate of 5.0% per annum, calculated on the stated value, payable quarterly and, at the Company’s election, in cash or as payment-in-kind (PIK) by increasing the stated value. During a Triggering Event (as defined in the Certificate of Designation), the dividend rate increases to 18% per annum.

Voting. Except as otherwise required by law, holders of Series A Preferred Stock are not entitled to any voting rights, other than with respect to amendments or actions affecting the preferences or rights of the Series A Preferred Stock.

Conversion. Each share of Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of the Company’s Common Stock at the lower of (i) 110% of the closing price of the Common Stock on the trading day immediately prior to the issuance date or (ii) 95% of the lowest closing volume weighted average price (“VWAP”) over the seven consecutive trading days immediately prior to the relevant conversion date, but in no event less than the Floor Price (currently $1.60 per share, subject to adjustment as described in the Certificate of Designation).

Limitations on Conversion. Holders of Series A Preferred Stock are prohibited from converting the Series A Preferred Stock into Common Stock to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own more than 4.99% (which may be increased to up to 19.99% by written notice, subject to 61-day effectiveness) of the outstanding Common Stock immediately following such conversion.

Compliance with Exchange Rules. The Company is not permitted to issue shares of Common Stock upon conversion of the Series A Preferred Stock (or exercise of the related warrants) if, after giving effect to such issuance, the aggregate number of shares issued would exceed 19.99% of the issued and outstanding shares of Common Stock as of the closing date of the Purchase Agreement, unless and until the Company obtains stockholder approval for such issuances as required by applicable rules of the NASDAQ Capital Market.

Adjustment Upon Dilutive Issuance. The conversion price of the Series A Preferred Stock is subject to downward adjustment in certain circumstances, including stock splits, stock dividends, or subsequent offerings below the then-applicable conversion price, subject to the Floor Price.

Redemption. The Company may, at its option, redeem all or a portion of the outstanding shares of Series A Preferred Stock at a price equal to 120% of the stated value plus accrued but unpaid dividends, subject to notice and other conditions specified in the Certificate of Designation. Upon the closing of any equity or equity-linked financing, the holders of Series A Preferred Stock may require the Company to redeem, out of the proceeds of such financing, up to 10% of the net proceeds at a price equal to the stated value plus accrued and unpaid dividends.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to receive, on a senior basis to holders of Common Stock and any other junior stock, an amount per share equal to the greater of (i) the stated value plus accrued dividends, or (ii) the amount the holder would have received had the shares been converted into Common Stock immediately prior to such event.

The foregoing descriptions of the Certificate of Designation are qualified in their entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
4.1	Form of Warrant
4.2	Form of Exchange Promissory Note
10.1	Securities Purchase Agreement dated October 24, 2025, by and between Celularity Inc. and the Investor.
10.2	Security Agreement dated October 24, 2045
10.3	Registration Rights Agreement dated October 24, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.
Dated: October 28, 2025
	By:	/s/ Robert J. Hariri
	Name:	Robert J. Hariri, M.D., Ph.D.
	Title:	Chairman and CEO